Exhibit 4.1

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Principal Amount: $_____                                                                                                Issue Date: July 22, 2014

PROMISSORY NOTE

FOR VALUE RECEIVED, FLUOROPHARMA MEDICAL, INC., a Nevada corporation (hereinafter called “Borrower”), hereby promises to pay to the order of __________________ (the “Holder”), address at _________, without demand, the sum of ________________ Dollars ($_____) (“Principal Amount”), with interest accruing at 8% thereon, on July 22, 2015 (the “Maturity Date”), if not sooner exchanged as required by in Section 1.1 herein.

This Note has been entered into pursuant to the terms of a note purchase agreement (the “Purchase Agreement”) by and among the Borrower, the Holder and certain other holders (the “Other Holders”) of promissory notes (the “Other Notes”) for an aggregate Principal Amount of up to $2,000,000.  Unless otherwise separately defined herein, each capitalized term used in this Note shall have the same meaning as set forth in the Purchase Agreement.  The following terms shall apply to this Note:

ARTICLE I

PAYMENTS

1.1           Repayment; Automatic Exchange Upon Subsequent Financing.  All principal and accrued interest under this Note (the “Outstanding Balance”) will automatically convert into the Borrower’s next equity or equity-linked financing (the “Subsequent Financing”), without any action on the part of the Holder, into such securities, including warrants of the Borrower as are issued in the Subsequent Financing, the amount of which shall be determined in accordance with the following formula: (the Outstanding Balance as of the closing of the Subsequent Financing) x (1.15) / (the per security price of the securities sold in the Subsequent Financing).  The Holder shall be deemed to be an investor in the Subsequent Financing and subject to the terms of such Subsequent Financing.  The Holder shall be issued the Additional Warrant and granted standard piggyback registration rights in connection with the securities to be issued in any Subsequent Financing.

1.2           Pari Passu.  All payments made on this Note and the Other Notes and except as otherwise set forth herein all actions taken by the Borrower with respect to this Note and the Other Notes, shall be made and taken pari passu with respect to this Note and the Other Notes.

1.3           Miscellaneous.   Principal on this Note and other payments in connection with this Note shall be payable at the Holder’s offices as designated above in lawful money of the United States of America in immediately available funds without set-off, deduction or counterclaim.  Upon assignment of the interest of Holder in this Note, Borrower shall instead make its payment pursuant to the assignee’s instructions upon receipt of written notice thereof.

ARTICLE II

EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

2.1           Failure to Pay Principal.  The Borrower fails to pay any installment of principal under this Note within ten (10) days after such amounts are due.

2.2           Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of the Purchase Agreement, Transaction Documents or this Note, except for a breach of payment, in any material respect and such breach, if subject to cure, continues for a period of twenty (20) days after written notice to the Borrower from the Holder.

2.3           Breach of Representations and Warranties.  The Borrower is advised by written notice from the Holder that a material representation or warranty of the Borrower made herein or in the Purchase Agreement was false or misleading in any material respect as of the date made and the Closing Date.

2.4           Liquidation.   Any dissolution, liquidation or winding up by Borrower or a Subsidiary of a substantial portion of their business.

2.5           Cessation of Operations.   Any cessation of operations by Borrower or a Subsidiary.

2.6           Maintenance of Assets.   The failure by Borrower or any Subsidiary to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future) and such breach is not cured with thirty (30) days after written notice to the Borrower from the Holder.

2.7           Judgments.  Any money judgment, writ or similar final process shall be entered or made in a non-appealable adjudication against Borrower or any Subsidiary or any of its property or other assets for more than $250,000 in excess of the Borrower’s insurance coverage, unless stayed vacated or satisfied within 60 days.

2.8           Bankruptcy.

(a)           Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; and

(b)           An involuntary petition is filed against Borrower under any bankruptcy statute now or hereafter in effect, and such petition is not dismissed or discharged within 60 days, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower.

ARTICLE III

MISCELLANEOUS

3.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2           Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 6(b) of the Purchase Agreement.

3.3           Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. This Note may be amended, modified or terminated only by a written instrument executed by the Borrower and the Holders holding a majority of the aggregate principal amount of this Note and the Other Notes.

3.4           Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Borrower may not assign its obligations under this Note.

3.5           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

3.6           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.  This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

3.7           Non-Business Days.   Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day.

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the date first above written.

FLUOROPHARMA MEDICAL, INC.

By: ________________________________
Name:
Title: